Exhibit 10.2

EXECUTION VERSION

May 3, 2023

Mr. James R. Abrahamson
65 Stirrup Cup Court
St. Charles, IL 60174

Re: Interim Chief Executive Officer Agreement

Dear Jim:

On behalf of BrightView Landscapes, LLC (the “Company”), I am pleased to offer you the position of Interim Chief Executive Officer of the Company on the terms and conditions set forth in this letter agreement (this “Agreement”). You agree to accept this responsibility while we engage in a search for a permanent Chief Executive Officer. You may accept this Agreement by signing and returning a copy of this Agreement to the Company as provided below.

1.            Term of Service. You agree to provide the services required under this Agreement for a period commencing on June 1, 2023 (the “Effective Date”) and ending on the earlier to occur of: (i) the date immediately prior to the date on which a permanent Chief Executive Officer commences employment with the Company and (ii) the termination of this Agreement in accordance with Section 7 (such period, the “Transition Period”).

2.            Position and Duties. During the Transition Period, you shall serve as Interim Chief Executive Officer of the Company. Your duties and authority as Interim Chief Executive Officer shall be prescribed by the Board of Directors of BrightView Holdings, Inc. (“Parent” and its board, the “Board”) and shall be commensurate with those of a chief executive officer of a publicly-traded company of comparable size and with a similar business as the Company. During the Transition Period, you will report directly to the Board and devote such time, energy, experience and talents to the business of the Company, Parent and their direct and indirect subsidiaries (such subsidiaries hereafter referred to collectively as “Affiliates”) as is necessary to perform your duties as Interim Chief Executive Officer. For the avoidance of doubt, it shall not be a violation of this Agreement for you to (i) manage your personal investments or to engage in or serve such civic, community, charitable, educational, or religious organizations as you may reasonably select, so long as such activities do not materially interfere with the performance of your duties hereunder, or (ii) continue to serve as chair of the boards of directors of VICI Properties, Inc., CWT Travel Holdings, Inc. and Stonebridge Companies Holdings, LLC.

3.            Compensation and Benefits. In consideration for services to the Company during the Transition Period, you shall receive the following compensation and benefits from the Company:

(a)           Base Compensation. During the Transition Period, the Company shall pay you a monthly base salary of $100,000 ($1,200,000 annualized) (the “Base Salary”), which monthly Base Salary shall be paid to you in equal weekly installments on the Company’s regular payroll dates. You shall be entitled to payment of the full monthly Base Salary with respect to any month of partial service during the Transition Period; provided, that such Base Salary shall be pro-rated for the number of days in a calendar month for which you were employed if this Agreement is terminated by the Company for Cause (as defined below) or by you for any reason in accordance with Section 7.

(b)           Benefits. During the Transition Period, you shall:

i.	be reimbursed for, or provided, (x) a reasonable furnished corporate apartment in the Blue Bell area or (y) in the event the Company cannot secure a reasonable furnished apartment in the Blue Bell area, reasonable hotel accommodations;

ii.	be reimbursed for first-class airfare for flights between Chicago O’Hare International Airport or Charleston International Airport and Philadelphia International Airport or other Company location;

iii.	be provided an automobile for your use while in the Blue Bell area and such automobile expenses shall be paid by the Company; and

iv.	be reimbursed for other expenses reasonably related to your periodic travel to the Blue Bell area, including, for the avoidance of doubt, meal expenses reasonably incurred.

(c)           Restricted Stock Unit Grant. As additional consideration for your service under this Agreement, within thirty (30) days following the date of this Agreement and effective as of the Effective Date, Parent shall grant you a number of restricted stock units (“RSUs”) of Parent as is determined by dividing $1,200,000 by the average closing price of Parent’s common stock over the 30 calendar day period ending on the last business day before the Effective Date (rounded down to the nearest whole share) pursuant to the RSU Grant attached hereto as Exhibit A, which RSUs shall vest in full on the date immediately prior to the date on which a permanent Chief Executive Officer commences employment with the Company or such earlier date on which your employment under this Agreement is terminated by the Company without Cause or due to your permanent disability or death, and shall be net settled in shares of the Company’s common stock for purposes of satisfying applicable tax withholding obligations.

(d)           Expenses. The Company shall reimburse you for business expenses and costs that are reasonable and necessary for, and were incurred in the course of, the performance of your duties pursuant to this Agreement and in accordance with the Company’s expense reimbursement policies.

(e)           Indemnification; D&O Coverage. The Company, and its successors and/or assigns, shall indemnify and defend you personally, to the fullest extent provided by the Company’s organizational documents with respect to any claims that may be brought against you arising out of any action taken or not taken in your capacity as an officer or director of the Company or any of its Affiliates. In addition, you shall be covered as an insured in respect of your activities as an officer and director of the Company or any of its Affiliates by the directors and officers liability policy of the Company or other comparable policies obtained by any successor thereto, in amounts and coverage as determined by the Board in its sole discretion. The indemnification and insurance-related obligations under this Section 3(e) shall remain in effect following the Transition Period.

4.            Board Service and Compensation During Transition Period. During the Transition Period, you will continue to serve as a member of the Board, but will not serve on any committees thereof; provided, that, at the end of the Transition Period you will be reappointed to any committee of the Board on which you served immediately prior to the Effective Date. For the avoidance of doubt, during the Transition Period, you shall not be eligible to receive any additional compensation in respect of your service to the Board (i.e., your sole compensation for such Board service during the Transition Period shall be the compensation provided in this Agreement), and any non-employee director compensation not yet paid to you on the Effective Date will be prorated accordingly; provided, that any RSUs you received in consideration for your service to the Board prior to the Effective Date shall continue to vest during the Transition Period as provided in any award agreement evidencing such RSUs.

5.            Withholding. You acknowledge and agree that the Company may withhold or deduct from the Base Salary any amounts as federal income tax withholding from wages or as employee contribution under Federal Insurance Contributions Act or any other applicable federal, state, local or foreign tax laws, and to report on any applicable federal, state, local or foreign tax reporting form any income to you determined by the Company as resulting from such amounts payable hereunder.

6.            Covenants. By accepting the terms of this Agreement, you hereby agree to the following covenants in addition to any obligations you may have by law and make the following representations:

(a)            Nondisclosure; Inventions. During the Transition Period and at all times thereafter, (i) you shall not divulge, transmit or otherwise disclose (except as legally compelled by court order, and then only to the extent required, after prompt notice to the Board of any such order), directly or indirectly, other than in the regular and proper course of business of the Company and the Affiliates, any customer lists, trade secrets or other confidential knowledge or information with respect to the operations or finances of the Company or any Affiliates or with respect to confidential or secret processes, services, techniques, customers or plans with respect to the Company or the Affiliates, including, without limitation, any know-how, research and development, software, databases, inventions, processes, formulae, technology, designs and other intellectual property, information concerning finances, investments, profits, pricing, costs, products, services, vendors, customers, clients, partners, investors, personnel, compensation, recruiting, training, advertising, sales, marketing, promotions, government and regulatory activities and approvals concerning the past, current or future business, activities and operations of the Company and the Affiliates (all of the foregoing collectively hereinafter referred to as “Confidential Information”), and (ii) you shall not use, directly or indirectly, any Confidential Information for the benefit of anyone other than the Company and the Affiliates; provided, that you have no obligation, express or implied, to refrain from using or disclosing to others any such knowledge or information which is or hereafter shall become available to the general public other than through disclosure by you. All Confidential Information, new processes, techniques, know-how, methods, inventions, plans, products, patents and devices developed, made or invented by you, alone or with others, while working under the terms of this Agreement, which are related to the business of the Company and the Affiliates shall be and become the sole property of the Company, unless released in writing by the Board, and you hereby assign any and all rights therein or thereto to the Company. Nothing in this Agreement shall prohibit or impede you from communicating, cooperating or filing a complaint with any U.S. federal, state or local governmental or law enforcement branch, agency or entity (collectively, a “Governmental Entity”) with respect to possible violations of any U.S. federal, state or local law or regulation, or otherwise making disclosures to any Governmental Entity, in each case, that are protected under the whistleblower provisions of any such law or regulation; provided, that in each case such communications and disclosures are consistent with applicable law. You do not need the prior authorization of (or to give notice to) the Company regarding any such communication or disclosure. You understand and acknowledge that an individual shall not be held criminally or civilly liable under any Federal or state trade secret law for the disclosure of a trade secret that is made (x) in confidence to a Federal, state, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, or (y) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. You further understand and acknowledge that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order. Notwithstanding the foregoing, under no circumstance are you authorized to disclose any information covered by the Company’s attorney-client privilege or attorney work product or the Company’s trade secrets without the prior written consent of the Company’s General Counsel.

(b)            Cooperation. Both during the Transition Period and after, you shall provide reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during the Transition Period. In the event that you are required to provide such cooperation, the Company will reimburse you for reasonable, documented out-of-pocket expenses.

(c)            Non-Disparagement. From and after the Transition Period, you hereby agree not to defame, or make any disparaging or untrue statements that are intended or would reasonably be expected to cause harm to the Company or any of its directors, officers or shareholders (including any officer or employee thereof) in any medium to any person or entity without limitation in time. Notwithstanding this provision, you may confer in confidence with legal representatives and make truthful statements as required by law or as is necessary to fulfill your duties as a member of the Board. The Company shall control the timing, content and manner of any internal, external and media communication concerning the termination of your service to the Company.

(d)            Specific Performance. In the event of a breach or threatened breach of any provision of this Section 6, in addition to any remedies at law, the Company shall be entitled to seek equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

7.            Termination. Your services under this Agreement hereunder will terminate automatically upon the commencement of employment of a permanent Chief Executive Officer or your death. Your services hereunder may be terminated (a) by you at any time for any or no reason upon no less than thirty (30) days prior written notice to the Board, or (b) by the Company at any time with or without Cause or due to your permanent disability (as determined in good faith by the Board). For purposes of this Agreement, “Cause” shall mean your (i) gross neglect of your duties; (ii) conviction of, or plea of guilty or no contest to, any felony or any crime involving moral turpitude, or commission of an act of fraud or embezzlement; (iii) gross or intentional misconduct in connection with the performance of your duties; or (iv) breach of any material provision of any written agreement with the Company or material written Company policy, or your fiduciary duties to the Company or its Affiliates. Notwithstanding the foregoing, prior to any termination under clauses (i), (iii) (other than with respect to acts of fraud or intentional misconduct) or (iv) above, the Board shall provide you with not less than 15 days advanced written notice of such termination and an opportunity to meet with the Board to discuss and/or cure any such acts or breaches (if capable of cure).

8.            Miscellaneous.

(a)            This Agreement constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to the terms and conditions to provide services as Interim Chief Executive Officer. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations and any other written or oral statements concerning your rights to any compensation, equity or benefits from the Company, its predecessors or successors in interest.

(b)            This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

(c)            This Agreement may be signed in counterparts and the counterparts taken together shall constitute one agreement.

(d)            THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY CHOICE OF LAW OR CONFLICTING PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE TO BE APPLIED. IN FURTHERANCE OF THE FOREGOING, THE INTERNAL LAW OF THE STATE OF DELAWARE WILL CONTROL THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, EVEN IF UNDER SUCH JURISDICTION’S CHOICE OF LAW OR CONFLICT OF LAW ANALYSIS, THE SUBSTANTIVE LAW OF SOME OTHER JURISDICTION WOULD ORDINARILY APPLY. ANY ACTION TO ENFORCE THIS AGREEMENT AND/OR THE EXHIBITS HERETO MUST BE BROUGHT IN, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF, A COURT SITUATED IN THE CITY OF WILMINGTON, DELAWARE. EACH PARTY HEREBY WAIVES THE RIGHTS TO CLAIM THAT ANY SUCH COURT IS AN INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION. EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

[Signature Page Follows]

If this Agreement is acceptable to you, please sign below and return the original, fully executed Agreement to the Company.

Sincerely,

BRIGHTVIEW LANDSCAPES, LLC

By:	/s/ Jonathan M. Gottsegen

Print Name: Jonathan M. Gottsegen
Title: Executive Vice President, Chief Legal Officer and Corporate Secretary

AGREED AND ACCEPTED BY
BRIGHTVIEW HOLDINGS, INC. SOLELY
WITH RESPECT TO SECTION 3(C):

/s/ Jonathan M. Gottsegen
Date: May 3, 2023

AGREED AND ACCEPTED:

/s/ James R. Abrahamson
James R. Abrahamson

Date: May 3, 2023

[Signature Page to Interim Chief Executive Officer Agreement]

Exhibit A

[Restricted Stock Unit Grant]

Brightview HOLDINGS, INC.

RESTRICTED STOCK UNIT GRANT

THIS RESTRICTED STOCK UNIT GRANT (this “Agreement”), is made effective as of the date set forth on the Company signature page (the “Signature Page”) attached hereto (the “Date of Grant”), by and between BrightView Holdings, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), and the participant identified on the Signature Page attached hereto (“Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the BrightView Holdings, Inc. 2018 Omnibus Incentive Plan (the “Plan”), the terms of which Plan are incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined herein shall have the same meaning as in the Plan; and

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Restricted Stock Units.

(a)            Subject to the terms and conditions of the Plan and the additional terms and conditions set forth in this Agreement and effective as of the Date of Grant, the Company hereby grants the number of Restricted Stock Units set forth on the Signature Page hereto (the “RSU Award”).

(b)            The RSU Award shall fully vest and become nonforfeitable on the date immediately prior to the date on which a permanent Chief Executive Officer commences employment with the Company or such earlier date on which Participant’s employment under that certain Interim Chief Executive Officer Agreement, dated May 3, 2023 by and among Participant, Brightview Landscapes, LLC and the Company is terminated by Brightview Landscapes, LLC without Cause or due to Participant’s Disability or death; provided, the RSU Award will also fully vest immediately prior to the consummation of a Change in Control, subject to continued employment with the Company and its Subsidiaries through such date.

(c)            If Participant’s employment with the Company and its Subsidiaries is terminated at any time, all unvested Restricted Stock Units shall automatically and immediately be forfeited and canceled (after giving effect to any acceleration of vesting set forth in Section 1(a) above).

2.	Settlement of Restricted Stock Units.

(a)            Any Restricted Stock Unit which has become vested in accordance with this Agreement shall be settled as soon as reasonably practicable following the vesting of such Restricted Stock Unit (and, in any event, no later than the date which is two and one-half (2-1/2) months following the end of the calendar year in which the Restricted Stock Unit vested).

(b)            Upon the settlement of a vested Restricted Stock Unit, the Company shall pay to Participant an amount equal to one share of Common Stock (a “Share”). As determined by the Committee, the Company shall pay such amount in (x) cash, (y) Shares or (z) any combination thereof. Any fractional Shares may be settled in cash, at the Committee’s election.

(c)            Notwithstanding anything in this Agreement to the contrary, the Company shall not have any obligation to issue or transfer any Shares as contemplated by this Agreement unless and until such issuance or transfer complies with all relevant provisions of law. As a condition to the settlement of any portion of the RSU Award evidenced by this Agreement, Participant may be required to deliver certain documentation to the Company.

3.            Reserved.

4.            Book Entry; Certificates. Upon the settlement of any portion of the RSU Award in Shares pursuant to this Agreement, the Company shall recognize Participant’s ownership of such Shares through uncertificated book entry. If elected by the Company, certificates evidencing the Shares may be issued by the Company and any such certificates shall be registered in Participant’s name on the stock transfer books of the Company promptly after the date hereof, but shall remain in the physical custody of the Company or its designee at all times prior to the later of (a) the settlement of any portion of the RSU Award pursuant to this Agreement and (b) the expiration of any transfer restrictions set forth in this Agreement or otherwise applicable to the Shares. As soon as practicable following such time, any certificates for the Shares shall be delivered to Participant or to Participant’s legal guardian or representative along with the stock powers relating thereto. However, the Company shall not be liable to Participant for damages relating to any delays in issuing the certificates (if any) to Participant, any loss by Participant of the certificates, or any mistakes or errors in the issuance of the certificates or in the certificates themselves.

5.            Legend. To the extent applicable, all book entries (or certificates, if any) representing the Shares delivered to Participant as contemplated by Section 4 above shall be subject to the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Company may cause notations to be made next to the book entries (or a legend or legends put on certificates, if any) to make appropriate reference to such restrictions. Any such book entry notations (or legends on certificates, if any) shall include a description to the effect of the restrictions set forth in Sections 1 and 7 hereof.

6.            No Right to Continued Employment or Service. Neither the Plan nor this Agreement nor Participant’s receipt of the Restricted Stock Units hereunder shall impose any obligation on the Company or any Affiliate to continue the employment or engagement of Participant. Further, the Company or any Affiliate (as applicable) may at any time terminate the employment or engagement of Participant, free from any liability or claim under the Plan or this Agreement, except as otherwise expressly provided herein.

7.            Assignment Restrictions.

(a)            The Restricted Stock Units may not be Assigned and any such purported Assignment shall be void and unenforceable against the Company or any Affiliate; provided, that the designation of a beneficiary shall not constitute an Assignment.

(b)            “Assign” or “Assignment” shall mean (in either the noun or the verb form, including with respect to the verb form, all conjugations thereof within their correlative meanings) with respect to any security, the gift, sale, assignment, transfer, pledge, hypothecation or other disposition (whether for or without consideration, whether directly or indirectly, and whether voluntary, involuntary or by operation of law) of such security or any interest therein.

8.            Withholding. The minimum required withholding taxes in respect of the Restricted Stock Units, their vesting or settlement or any payment or transfer with respect to the Restricted Stock Units shall be satisfied by the Company withholding from the Shares that would otherwise be received upon settlement of Restricted Stock Units pursuant to this Agreement a number of Shares with an aggregate Fair Market Value equal to the amount of such minimum statutorily required withholding liability.

9.            Securities Laws; Cooperation. Upon the vesting of any unvested Restricted Stock Units, Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws, the Plan or this Agreement. Participant further agrees to cooperate with the Company in taking any action reasonably necessary or advisable to consummate the transactions contemplated by this Agreement.

10.            Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to Participant at the address appearing in the personnel records of the Company for such Participant or to either party at such other address as either party hereto may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11.            Choice of Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware applicable to contracts made and performed wholly within the State of Delaware, without giving effect to the conflict of laws provisions thereof. Any suit, action or proceeding with respect to this Agreement (or any provision incorporated by reference), or any judgment entered by any court in respect of any thereof, shall be brought in any court of competent jurisdiction in the State of New York or the State of Delaware, and each of Participant, the Company, and any transferees who hold Restricted Stock Units pursuant to a valid Assignment, hereby submits to the exclusive jurisdiction of such courts for the purpose of any such suit, action, proceeding, or judgment. Each of Participant, the Company, and any transferees who hold Restricted Stock Units pursuant to a valid Assignment hereby irrevocably waives (a) any objections which it may now or hereafter have to the laying of the venue of any suit, action, or proceeding arising out of or relating to this Agreement brought in any court of competent jurisdiction in the State of Delaware or the State of New York, (b) any claim that any such suit, action, or proceeding brought in any such court has been brought in any inconvenient forum and (c) any right to a jury trial.

12.            Restricted Stock Units Subject to Plan; Amendment. By entering into this Agreement, Participant agrees and acknowledges that Participant has received and read a copy of the Plan. The Restricted Stock Units granted hereunder are subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement, but no such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination shall materially adversely affect the rights of Participant hereunder without the consent of Participant.

13.            Section 409A. This Agreement is intended to be exempt from or otherwise comply with the provisions of Section 409A of the Code and should be interpreted accordingly. Nonetheless, the Company does not guarantee the tax treatment of the Restricted Stock Units.

14.            Electronic Delivery and Acceptance. This Agreement may be executed electronically and in counterparts. The Company may, in its sole discretion, decide to deliver any documents related to the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

15.            Acceptance and Agreement by Participant; Forfeiture upon Failure to Accept. The grant of Restricted Stock Units hereunder will lapse ninety (90) days from the Date of Grant, and the RSU Award granted hereunder will be forfeited on such date if Participant has not accepted this Agreement by such date. For the avoidance of doubt, Participant’s failure to accept this Agreement will not affect Participant’s continuing obligations under any other agreement between the Company and Participant.

16.            No Advice Regarding Grant. Notwithstanding anything herein to the contrary, Participant acknowledges and agrees that the Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding Participant’s participation in the Plan or Participant’s acquisition or sale of the underlying Shares received upon settlement of the Restricted Stock Units. Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding his or her participation in the Plan before taking any action related to the Plan.

17.            Imposition of Other Requirements. The Company reserves the right to impose other requirements on Participant’s participation in the Plan, and on any Shares received upon settlement of Restricted Stock Units under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

18.            Waiver. Participant acknowledges that a waiver by the Company of breach of any provision of this Agreement will not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by Participant or any other participant in the Plan.

[Signatures on next page.]

IN WITNESS WHEREOF, Participant acknowledges and accepts the terms of this Agreement which shall be effective as of the date set forth below and countersignature by the Company.

Participant

Name: James R. Abrahamson

Dated:

[Signature Page - RSU Award]

Agreement acknowledged and confirmed:

BrightView Holdings, Inc.

By:
Name:
Title:

Equity Schedule

Name: James R. Abrahamson

Date of Grant: June 1, 2023

Number of Restricted Stock Units Granted:

[Signature Page - RSU Award]